Exhibit 99.1

PRESS RELEASE	Corporate Headquarters 11150 Santa Monica Boulevard Suite 1600 Los Angeles, CA 90025 www.cbre.com

FOR IMMEDIATE RELEASE

For further information:
Robert Sulentic	Nick Kormeluk	Steve Iaco
Chief Financial Officer and Group President	Investor Relations	Corporate Communications
310.405.8905	949.809.4308	212.984.6535

CB RICHARD ELLIS GROUP, INC. EXTENDS EXCHANGE OFFER FOR ITS

11.625% SENIOR SUBORDINATED NOTES DUE 2017

LOS ANGELES, CA—October 30, 2009—CB Richard Ellis Group, Inc. (NYSE:CBG) announced today that it extended the expiration date of its offer to exchange $450,000,000 of its 11.625% Senior Subordinated Notes due 2017, which have been registered under the Securities Act of 1933, as amended (collectively, the “Exchange Notes”) for any and all of its outstanding 11.625% Senior Subordinated Notes due 2017 (collectively, the “Outstanding Notes”). As a result of the extension, the exchange offer is now scheduled to expire at 5:00 p.m., New York City time, on November 5, 2009, unless further extended.

The exchange offer was originally set to expire at 5:00 p.m., New York City time, on October 29, 2009. As of this date, tenders of approximately $376,925,000 aggregate principal amount, or 83.8%, of the Outstanding Notes, including tenders pursuant to the guaranteed delivery procedure, have been received pursuant to the exchange offer. Except for the extension of the expiration date, all of the other terms of the exchange offer remain as set forth in the exchange offer prospectus.

This press release is not an offer to exchange the Exchange Notes for the Outstanding Notes or the solicitation of an offer to exchange, which we are making only through the exchange offer prospectus.

Copies of the exchange offer prospectus and related documents may be obtained from Wells Fargo Bank, National Association, exchange agent for the exchange offer, at the following address:

Wells Fargo Bank, National Association

Corporate Trust Operations

MAC N9303-121

6th & Marquette Avenue

Minneapolis, MN 55479

Attn: Bondholder Communications

Telephone: (800) 344-5128 or

                   (612) 667-9764

Facsimile: (612) 667-6282

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the exchange offer. These forward-looking statements involve known and unknown risks, uncertainties and other factors discussed in CB Richard Ellis Group, Inc.’s filings with the Securities and Exchange Commission (the “SEC”). Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, CB Richard Ellis Group, Inc. expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If CB Richard Ellis Group, Inc. does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to CB Richard Ellis Group, Inc.’s business in general, please refer to its SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009.